XYO LICENSING AGREEMENT

1.          Commencement Date

This Agreement made effective the 27th day of January, 2005.

2.          Description of Parties

Between

ETI Technologies Inc., a corporation duly organized and existing under the laws of Barbados (hereinafter called "ETI")

and

Perpetual Industries Inc., a corporation duly organized and existing under the laws of Nevada (hereinafter called “Perpetual”)

3.          Recitals

Whereas ETI has developed or acquired know-how, and is the owner of rights in and to technology for the manufacture and use of automatic balancing systems suitable in the balancing and stabilisation of rotating systems, known as XYO, as well as rights in relation to the marketing, use, distribution and sale of XYO and products incorporating XYO;

and Whereas ETI desires to grant to Perpetual, and Perpetual wishes to obtain, certain exclusive rights enabling Perpetual to manufacture or have manufactured Products containing XYO and to sub-license XYO to third parties, within the Territory on the terms and conditions set forth in this Agreement;

Now therefore this Agreement witnesses that in consideration of the mutual covenants set out herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties to this Agreement agree as follows:

4.          Definitions and Interpretations

4.1.      For the purposes of this Agreement, the following terms shall have the following meanings:

a)           "Commencement Date" shall be the effective date of this Agreement as set forth in Article 1 of this Agreement.

b)           “XYO” shall mean all proprietary technologies, attendant modifications, techniques, intellectual property, and related services, that are possessed or have been developed or acquired by ETI, related to automatic balancing systems for use in rotating equipment. In particular, XYO includes, but is not limited to, XYO Patents and Know-How.

c)           “Know-How” shall mean recommendations, knowledge, experience, suggestions, drawings, reports, formulae, registered and unregistered trademarks/service marks/design rights/copyrights, structural parameters, procedures, methods, and standards, relating to technologies, techniques, instrumentation/equipment, software/data processing, and documentation, that could contribute to the successful engineering, design, fabrication, testing, troubleshooting, evaluation, implementation, manufacturing, and commercialization of the XYO body of knowledge and its physical embodiments including any products or applications into which XYO may be incorporated.

d)           “XYO Patents” shall mean patents applied for or granted, including any re-issues, continuations in whole or part, divisions or combinations, renewals, re-examinations, extensions of same, and any future patents, patent applications, inventions, improvements, processes, manufacturing techniques, and manufacturing concepts relative to XYO. For greater certainty, but without limiting the foregoing, the XYO Patents include the patents and patent applications listed in Schedule “A” attached to this Agreement.

e)           “Confidential Information” shall include XYO as well as, without limitations, any information relating to possible and potential uses for and applications of XYO and automatic balancing. Confidential Information consists of in-formation and materials, whether oral, in tangible form, or observed, that are valuable and not generally known by ETI’s competitors. Such Confidential Information constitutes the trade secrets of ETI.

Confidential Information includes:

i)          Any physical sample of an embodiment of XYO, and any packaging thereof.

ii)         Any and all information concerning XYO, including, but not limited to, formulas, designs, devices, computer code, drawings, specifications, notebook entries, technical notes and graphs, computer printouts, technical memoranda and correspondence, product development agreements and related agreements.

iii)        Information and materials relating to ETI’s purchasing, accounting and marketing, including, but not limited to, marketing plans, sales data, business methods, unpublished promotional material, cost and pricing information and customer lists.

iv)        The identity and business information concerning other entities involved with development and production of XYO.

v)         Information of the type described above which ETI obtained from another party and which ETI treats as confidential, whether or not owned or developed by ETI.

vi)        Any information marked as confidential that relates to XYO or ETI.

f)            "Party" and "Parties" shall mean a party and the parties to this Agreement, respectively.

g)           “Products” shall mean the following for the purposes of this Agreement: XYO balancers and machines into which they are incorporated.

h)           “Sale”, and any variation thereof, including “Sell” and “Selling”, shall include any provision of XYO for good consideration, including by way of sale, lease, or any other arrangement.

i)            “Term” shall have the meaning set out in section 9.1(a).

j)            "Territory" shall mean worldwide.

4.2.      In this Agreement, unless the context requires otherwise, the singular number shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter gender; and words importing persons shall include associations, partnerships and corporations and vice versa.

4.3.      For purposes of this Agreement, an entity shall be related to or affiliated with a Party if one of them is a subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same person. If two bodies corporate are affiliated with the same body corporate at the same time, they shall be deemed to be affiliated with or related to each other.

4.4.      The preamble, Schedule “A” and Schedule “B” to this Agreement are hereby incorporated by reference and deemed a part of this Agreement.

4.5.      The headings in this Agreement are inserted for convenience of reference only and shall not affect its interpretation.

4.6.      Unless the context of this Agreement requires otherwise, reference in this Agreement to a numbered or lettered article, section, subsection or paragraph refers to the article, section, subsection or paragraph bearing that number or letter in this Agreement. A reference to "this Agreement", "herein", "hereof", "hereunder" or similar terms refers to this Agreement as a whole, together with any Schedules and amendments to this Agreement.

4.7.      All references in this Agreement to dollar amounts are to U.S. funds unless otherwise specified.

5.          Details of Services Rendered

5.1.      ETI hereby grants to Perpetual:

a)           Subject to the conditions of this Agreement, the exclusive right, in the Territory and for the Term of this Agreement, to manufacture or have manufactured, sell, and use, the Products incorporating XYO, and to sub-license to third parties the right to manufacture or have manufactured, sell, and use, the Products incorporating XYO.

b)           The grant of License set out in section 5.1(a) is effective on the Commencement Date and shall expire at the end of the Term of this Agreement, as defined in section 9.1.

c)           Perpetual shall not sublicense XYO to third parties without the prior written permission of ETI, which will not be unreasonably withheld. The terms of said contemplated sublicense shall be agreed upon by the parties before such written permission shall be granted.

5.2.      ETI shall communicate and make available to Perpetual within a mutually agreed upon time frame starting from the Commencement Date the aspects of XYO necessary to permit Perpetual to utilize XYO as permitted by this Agreement. This information is at ETI’s discretion and may include technical papers, software, and lists of patents, amongst other information.

5.3.      Any translation necessary to use any aspect of XYO referred to in paragraph 5.2 in the Territory shall be carried out at the expense of Perpetual. Further, should translation of the particulars of XYO, including any related service provided by ETI such as installation, recommendations, servicing, modification, or other communications related to or arising from this agreement, into a language other than English be deemed necessary, the costs of such translation, and the accuracy of said translation, shall be the sole responsibility of Perpetual.

5.4.      To the extent that Perpetual requires ETI to provide technical support, assistance, or information, Perpetual shall in advance of services performed, pay reasonable expenses for labor, accommodations, travel, and such other reasonable costs as are incurred by ETI in connection with the provision of such technical support, assistance, or information. ETI shall use its best efforts to provide an estimate of the amount of such reasonable expenses in advance, and Perpetual shall pay to ETI within ten days of receipt thereof the amount of such estimate. Within ten days after such services have been provided, Perpetual shall pay to ETI such additional reasonable amount as shall be due for such expenses, or ETI shall reimburse Perpetual for any overpayment.

6.          Details of Remuneration

6.1.      In consideration of the rights granted by this Agreement, Perpetual shall pay to ETI the following non-refundable fees:

a)           Royalties calculated each January 31 equal to the greater of: a royalty of 2.5% on any revenue in the foregoing twelve months that Perpetual derived from the use, manufacture, sale, or sub-licensing of XYO or Products incorporating XYO during the Term of the Agreement; or the following minimum annual royalties:

Kickoff Period Feb 2005 to Jan 2006:                         Due 31-Jan-2006                  $0

Initial Five-Year Period Feb 2006 to Jan 2011:             Due 31-Jan-2007                  $0
                                                                            Due 31-Jan-2008          $12,500
                                                                            Due 31-Jan-2009          $25,000
                                                                            Due 31-Jan-2010          $50,000
                                                                            Due 31-Jan-2011         $125,000

Due each subsequent January 31 until the end of the Term set out in section 9.1:    $75,000

Royalties shall be subject to 6% annual interest compounded quarterly, on outstanding balances after 31-Jan-2010.

b)           Annual license fees at the start of each year as follows:

Kickoff Period Feb 2005 to Jan 2006:                         Due 31-Jan-2005          $25,000

Initial Five-Year Period Feb 2006 to Jan 2011:             Due 31-Jan-2006          $50,000
                                                                            Due 31-Jan-2007          $60,000
                                                                            Due 31-Jan-2008          $70,000
                                                                            Due 31-Jan-2009          $80,000
                                                                            Due 31-Jan-2010          $90,000

Second Five-Year Period Feb 2011 to Jan 2016:           Due 31-Jan-2011          $50,000
                                                                            Due 31-Jan-2012          $60,000
                                                                            Due 31-Jan-2013          $70,000
                                                                            Due 31-Jan-2014          $80,000
                                                                            Due 31-Jan-2015          $90,000

No subsequent annual license fees.

Annual license fees shall be subject to 6% annual interest compounded quarterly.

c)           Any additional costs or reasonable expenses incurred by ETI as described under sections 5.3 and 5.4 of this Agreement, respectively, to be paid when invoiced to Perpetual by ETI.

d)           The above fees shall be reduced by the amount of any expenditures by Perpetual on behalf of ETI on patent application or patent maintenance fees related to the XYO Patents.

6.2.      Perpetual shall pay and satisfy the fees set out in section 6.1 by payment to, or to the order of, ETI, by wire transfer in U.S. dollars before the respective dates laid out in section 6.1, and if late shall be subject to the interest described in section 6.1.

6.3.      In the event of expiration or termination of this Agreement pursuant to Section 9.4, Perpetual shall, within thirty (30) days of said expiration or termination, provide ETI with copies, at Perpetual’s expense, of Perpetual's business records necessary to permit ETI to verify the average number of Products incorporating XYO manufactured monthly by Perpetual within the one-year period immediately preceding the date of termination or expiration, and the amount of any other revenue earned by Perpetual related to the use, manufacture, sale or sub-licensing of XYO or Products incorporating XYO.

6.4.      In order to verify compliance by Perpetual with sections 6.1, 6.2, 7.4 and 7.5 of this Agreement,

a)           Perpetual shall permit ETI or ETI’s authorized representative and auditors, at any time upon reasonable notice during normal business hours, to inspect and examine books, records, premises, products, and personnel of Perpetual once per Annum.

b)           However, if ETI feels that there has been reasonable evidence of non-compliance, then ETI reserves the right to, at any time upon reasonable notice during normal business hours, inspect and examine books, records, premises, products, and personnel of Perpetual.

c)           In the event of non-compliance with sections 7.4 or 7.5 of this Agreement, Perpetual shall take measures to restore the products to compliance within 30 days. If the noncompliance continues 30 days after the audit then the Agreement can at ETI's discretion be terminated.

d)           ETI shall bear the costs and expenses to conduct said inspection or audit. However in the event a discrepancy has occurred and an amount is due then the costs and expenses to conduct said inspection or audit shall be borne by Perpetual.

6.5.      All payments are to be transferred to and made payable to the wire transfer account specified in Schedule “B” to this Agreement.

7.          Intellectual Property

7.1.      The Parties hereby recognize and agree that all rights in XYO reside with ETI and that ETI has valuable rights in and to XYO. Nothing in this Agreement shall be construed as granting Perpetual any ownership rights in and to XYO. The Parties agree that any enhancements, improvements, modifications to XYO, or inventions related to XYO, during the course of this Agreement or following termination shall belong to ETI and be deemed to form part of XYO as defined herein. Perpetual hereby irrevocably assigns to ETI any and all rights which it may hereafter acquire in and related to XYO.

a)           For greater certainty:

b)           Perpetual shall, at ETI’s request and expense, apply for letters patent either in Perpetual’s name or otherwise as ETI shall direct, and Perpetual agrees to assign and does assign to ETI all of Perpetual’s right, title and interest in and to such enhancements, improvements, modifications to XYO, or inventions related to XYO, all of the foregoing without royalty or any other consideration to Perpetual, other than as specifically provided for in this Agreement.

c)           Perpetual agrees that should any right, title or interest in or to any enhancements, improvements, modifications to XYO, or inventions related to XYO, become vested in Perpetual by operation of law or otherwise, Perpetual shall hold the same in trust from ETI and at the request of ETI shall immediately and unconditionally assign any such right, title or interest to ETI.

d)           Perpetual further agrees with ETI to execute and deliver such further and other documents and do and perform and cause to be done and performed such further or other acts and things as may be necessary or desirable in the opinion of ETI to give full effect to this Agreement, including without limiting the generality of the foregoing, such documents, acts and things as may in the opinion of ETI be necessary or desirable to obtain and maintain patents, copyrights and/or industrial designs in respect of enhancements, improvements, modifications to XYO, or inventions related to XYO, and to vest the entire right, title and interest in and to patents, copyrights and/or industrial designs in respect of such in ETI.

7.2.      ETI may, in its sole discretion, but shall not be obliged to, take all reasonably necessary steps to protect XYO by way of patent protection in any part of the worldwide market in which such protection has not yet been obtained, including but not limited to patent applications specifically describing the application of XYO to the Products. All costs associated with obtaining such patent protection, and all maintenance fees payable in respect thereof, shall be borne by ETI. Should ETI choose not to pursue such patent protection, then Perpetual shall have the option, with the specific written consent of ETI, of pursuing this same patent protection and shall pay all costs associated with obtaining such patent protection and all maintenance fees payable thereon. Perpetual must name ETI on any such patent and patent application and shall grant ETI a royalty-free right to use the said patent and patent application.

7.3.      Perpetual shall not directly or indirectly contest ownership or validity of any aspect of XYO, either during the term of this Agreement or at any time thereafter, nor shall it voluntarily assist in any action taken by any third party, an object of which action is to contest said ownership or validity.

7.4.      Perpetual shall adhere to any reasonable quality standards that may be set by ETI from time to time and of which Perpetual has notice relating to the use of XYO.

7.5.      Notwithstanding any other provision of this Agreement, Perpetual shall be solely responsible for the observance of any and all standards of quality, safety and effectiveness that may be set by law from time to time by any government or government agency relating to the manufacture of embodiments incorporating XYO, including but not limited to regulations relating to the designation and markings of trademarks and patents on the Products.

7.6.      If either Perpetual or ETI shall have knowledge that XYO is being infringed, such knowledge shall be promptly conveyed to the other Party. ETI may, but shall not be obliged to, enter suit to prevent infringement or further infringement and to prosecute the suit. Perpetual agrees to provide such reasonable assistance as may be required by ETI for the purpose of such suit and may, at its own expense, be represented by counsel of its own choosing. Subject to the terms of an order of a court of competent jurisdiction, the costs of the suit (other than the costs of Perpetual's own counsel) shall be borne by ETI and ETI shall be solely entitled to the recovery of any damages or settlement monies. In the event that ETI refuses to prosecute the suit or to continue the prosecution of the suit to judgment or settlement, then Perpetual may, upon the giving of notice to ETI, bear the costs of prosecuting or continuing the suit, as the case may be, and shall be entitled to retain all damages or settlement monies recovered as a result of the suit.

7.7.      Notice of the license granted herein may be filed in any Patent Office by either Party hereto, in respect of any of the XYO Patents. Said Notice shall have the form required by the laws of the jurisdiction in which it is being filed, and shall be executed by the Parties upon the request of either Party.

7.8.      Perpetual agrees that it shall not disclose to any third party any Confidential Information of ETI except as is necessary for Perpetual to exercise any right under this Agreement or with the written consent of ETI. In the event of such permitted disclosure, Perpetual shall make said disclosure conditional on the recipient's acceptance of the terms of a confidentiality agreement, the terms of which to be acceptable to ETI, not to disclose any Confidential Information of ETI to any other party.

7.9.      Perpetual agrees not to use XYO, as defined herein, in conjunction with any automatic balancing device or technology, for any purpose outside the term and terms of this Agreement. For greater certainty, this restriction applies to all devices identical to, similar to, or in competition with any aspect of XYO, without regard to ownership or patentability of such devices or technology.

7.10.    If Perpetual desires to carry out any action, whether written or oral, relating to or referring to XYO or any material marked confidential by ETI then Perpetual agrees to seek ETI’s approval and to promptly make full disclosure in writing to ETI providing full details of such desired action before such action is to be carried out. In particular, but without limiting the generality of the foregoing, Perpetual shall not make any patent applications relating to or referring to XYO or any material marked confidential by ETI without the specific written consent of ETI, which consent shall be granted at the sole discretion of ETI.

7.11.    Perpetual agrees that ETI may be irreparably injured by a breach of this Agreement by Perpetual, which breach may not be adequately compensated for by damages, and ETI shall be entitled to equitable relief, including injunctive relief and specific performance, without the need to prove irreparable harm and without the necessity of posting a bond in the event of breach of any provisions of this Agreement. Such remedies shall not be deemed to be exclusive remedies for breach of this Agreement, but shall be in addition to all other remedies available at law.

7.12.    In the event of breach of this Agreement by Perpetual, Perpetual agrees to pay ETI’s actual costs and expenses in enforcing the terms of this Agreement including, without limitation, any court costs, fees between a solicitor and the solicitor’s own client, and all disbursements. In the event of breach of section 7.9 of this Agreement by Perpetual, Perpetual agrees to immediately assign to ETI Perpetual’s rights, interest, and benefits derived from Perpetual’s actions as defined in section 7.9. This assignment shall not be deemed to be an exclusive remedy for the said breach of this Agreement, but shall be in addition to all other remedies available at law.

7.13.    If, during the term of this Agreement, Perpetual develops or invents any improvements to XYO, it shall promptly make full disclosure in writing to ETI and assign its rights in said improvements to ETI. In return for the assignment of rights to ETI, ETI agrees to grant a royalty-free license to Perpetual for the use of said improvements, to manufacture and use in the Products.

7.14.    Perpetual recognizes that in order to take full advantage of the benefits afforded by the use of XYO, some modification to existing or future products may be required and/or necessary. Failure to correctly implement such modifications may have an adverse effect on the functioning of XYO and dramatically affect the performance of XYO.

7.15.    The parties mutually agree that all promises, conduct, and statements made in the course of reaching this Agreement, including the fact of Agreement, are confidential and will not be disclosed voluntarily to the extent permitted by law, and without the specific written consent of both parties. Without limiting the generality of the foregoing, the specific information contained within section 6.1 of this Agreement shall be kept confidential.

8.          Product Liability

8.1.      Perpetual shall indemnify and save harmless ETI and ETI's directors, officers, employees, agents and assigns from and against all claims, actions, obligations, liabilities, damages, losses and judgements, including any incidental costs and expenses, arising out of or attributed, directly or indirectly, to:

a)           any defects in the design and/or manufacture of the Products or other embodiments;

b)           the failure of Perpetual or Perpetual's directors, officers, employees, agents, assigns or successors to manufacture the Products in accordance with the claims described in the XYO Patents;

c)           the alteration, modification, abuse or misuse of the Products by Perpetual or by Perpetual's directors, officers, employees, agents and assigns;

d)           the fault or negligence of Perpetual or Perpetual's directors, officers, employees, agents, assigns or successors; or

e)           the failure by Perpetual to comply with the requirements of sections 5.1, 5.3, 7.4 or 7.5.

9.          Term and Termination

9.1.      The Term of the Agreement is from the Commencement Date set out in section 1, to the end of the life of the last existing of the XYO Patents as defined in section 4.1 (d).

9.2.      If a petition in bankruptcy or insolvency should be filed by or against a Party, or if application should be made for the appointment of a receiver for a Party of its property, or if a Party should make an assignment for the benefit of creditors, be unable or fail to pay its debts regularly as they become due, suspend or be caused to suspend business, or commit or cause to be committed any other act amounting to business failure, then in any and all such events, the solvent Party may at its option immediately terminate this Agreement without the necessity of serving notice, written or otherwise, on the insolvent or bankrupt Party.

9.3.      Either Party may terminate this Agreement in the event that the other Party breaches a material condition hereof, provided that the first Party gives written notice to the second Party of the breach. The second Party shall have thirty (30) days from receipt of such notice to correct the breach. In the event the breach is not remedied within this period, the first Party may, in its sole discretion, terminate this Agreement within a reasonable time after the expiry of the thirty (30) day period.

9.4.      Subject to Section 9.5, during the ninety (90) day period following the expiration or termination of this Agreement for any reason other than termination by the Licensor pursuant to Section 9.3, Perpetual shall be entitled to sell the Products manufactured by or for it prior to the date of termination or expiration.

9.5.      Notwithstanding any other provision of this Agreement, the Parties agree and acknowledge that the provisions of 6.1, 6.2, 6.5, 7.1, 7.3, 7.9, 7.10, 7.11, 7.12, 7.13, 7.15, 9.3, 9.4, 9.5, and all of Articles 8 and 10, and any other provisions of this Agreement necessary to give efficacy thereto, shall survive the expiration or termination of this Agreement and shall remain in full force and effect notwithstanding such expiration or termination.

9.6.      Any termination of this Agreement shall be without prejudice to any other rights (including any right of indemnity), remedy or other relief vested in either Party or to which either Party may otherwise be entitled pursuant to this Agreement.

10.        General

10.1.    Warranties by both parties are as follows:

a)           Each Party to this Agreement warrants that it is not under any legal obligation that would prevent it from entering into this Agreement or that would prevent or hinder the carrying out of its terms, and that all internal authorisations required for the entering into of this Agreement have been or will be made, including any required authorisations by its Board of Directors, or otherwise.

b)           ETI hereby warrants that it, or a company related to or affiliated with it, is the sole owner of all rights in and to XYO and that no rights relating to XYO inconsistent with the rights granted to Perpetual in this Agreement have been granted to any other party, and that it is under no legal obligation to grant any rights relating thereto to any third party.

c)           The Parties agree that, except as may be expressly provided in this Agreement, neither has made or makes to the other any representations or warranties respecting the compensation that the other may expect to earn or receive pursuant to this agreement or otherwise.

d)           Save and except as expressly set forth in this section 10 of the Agreement, ETI expressly disclaims and excludes all express and implied representations and warranties, whether statutory or otherwise.

10.2.    ETI and Perpetual are and shall be independent contractors and ETI is not and shall not be the agent or legal representative of Perpetual for any purpose whatsoever. Neither Party is granted any right or authority to assume or to create any obligation or responsibility, express or implied on behalf of or in the name of the other Party or to bind the other Party in any manner whatsoever.

10.3.    The Parties hereby agree that they shall be subject to the following obligations:

a)           not to make any false or misleading representations, warranties or guarantees in respect of XYO under any circumstances whatsoever;

b)           not to hold out either party as having any right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other party or to bind the other party in any manner whatsoever other than as may be expressly provided in this Agreement; and

c)           to promptly inform each other of any material complaints, whether verbal or written, which either party has received from any person with respect to the Products.

10.4.    Subject to section 10.5, no Party may assign this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any attempt to assign this Agreement without such written consent shall be void.

10.5.    Notwithstanding section 10.4, ETI shall be entitled to assign this Agreement to another company, whether related to or affiliated with ETI or not, without the prior written consent of Perpetual.

10.6.    It is agreed between the Parties that neither of the Parties shall be held responsible for damages caused by delay or failure to perform their respective undertakings under the terms of this Agreement when the delay or failure is due to fires, strikes, floods, acts of God, wars, riots, insurrections, lawful acts of public authorities, or delays or defaults caused by common carriers, that cannot reasonably be foreseen or provided against.

10.7.    The delay or failure in performance excused by section 10.6 of this Agreement shall only be excused for so long as the causes of such excusable delay or failure subsist. The Parties shall resume the performance of their respective undertakings forthwith upon cessation of the cause of such excusable delay or failure.

10.8.    No covenant or condition of this Agreement may be waived except by the written consent of the waiving Party, and forbearance or indulgence by the waiving Party in any regard whatever shall not constitute a waiver of the covenant or condition to be performed by the other Party and until complete performance by the other Party of the covenant or condition, the waiving Party shall be entitled to invoke any remedy available under this Agreement or at law, despite the forbearance or indulgence.

10.9.    If any part of this Agreement is found to be invalid by any court of competent jurisdiction, that part shall be deemed severed from this Agreement and shall not affect the validity of the remainder, which remainder shall remain in full force. Such severance shall have effect only in the geographic area within which such court has jurisdiction.

10.10. All notices required to be forwarded pursuant to this Agreement shall be written in English and sent by email, registered mail, personal delivery or facsimile to the addresses or facsimile numbers set out below or such other address or facsimile number as either Party may advise.

In the case of ETI:

email notices@canbalance.com

In the case of Perpetual:

5-8720 Macleod Trail South, #110
Calgary, Alberta
Canada T2H 0M4
fax 403-780-8122
email notices@perpetualindustries.com

Any notice delivered by mail or email shall be deemed given when received. The date of receipt of any notice by facsimile shall be the date upon which the transmitter of the facsimile receives confirmation of the facsimile transmission.

10.11. This Agreement shall be governed in accordance with the laws of the Province of Alberta, Canada.

10.12. In the event of arbitration and/or disputes,

a)          All disputes arising from the execution of, or in connection with, this Agreement shall be settled through friendly consultation between both parties. In case no settlement can be reached, the disputes shall be submitted for arbitration.

b)         The arbitration shall take place in Calgary, Alberta Canada and shall be governed by the rules of the International Commercial Arbitration Rules of the British Columbia International Commercial Arbitration Centre in Vancouver, British Columbia, Canada.

c)          The arbitration award shall be final and binding on both parties.

10.13. This Agreement constitutes the entire agreement between the Parties in respect of its subject matter and supersedes all prior and contemporaneous agreements, understandings and discussions, whether oral or written, between the Parties. There are no warranties, representations or other agreements between the Parties in connection with its subject matter except as specifically set forth in this Agreement.

10.14. No change or modification of this Agreement shall be valid unless it is in writing and signed by each Party hereto.

10.15. This Agreement is binding on all successors, permitted assigns, heirs, executors and administrators of the Parties hereto.

10.16. This Agreement may be executed in any number of counterparts and all of these counterparts shall for all purposes constitute one agreement binding on the Parties and be deemed originals for all purposes notwithstanding that all Parties are not signatory to the same counterpart.

Signatory Information

In witness whereof, the Parties have caused this Agreement to be executed effective the day and year first written above.

ETI Technologies Inc.

__/s/ Don Jensen______________
(Signature)

Don Jensen, Owner and Proprietor

Date: _January 27, 2005______________

Perpetual Industries Inc.

_/s/Brent W. Bedford________________
(Signature)

Brent W. Bedford, President and CEO

Date: __January 28, 2005______________

Schedule A: Patent and Patent Applications List

[This information provided in the signed original.]

Schedule B: Wire Transfer and Payment Information

All (U.S. Dollar) payments to ETI shall be made by wire transfer payable and submitted to:

[account information to be determined at time of payment]

Schedule C: Amendment and Waiver of Default

This document amends the attached XYO Licensing Agreement (hereinafter called “the Agreement”) dated the 27th day of January, 2005, between:

ETI Technologies Inc., a corporation duly organized and existing under the laws of Barbados (hereinafter called "ETI")

and

Perpetual Industries Inc., a corporation duly organized and existing under the laws of Nevada (hereinafter called “Perpetual”),

and shall henceforth form Schedule C to the Agreement.

The parties hereby agree to amend the Agreement as follows:

1.   ETI waives any rights under paragraph 9.3 to terminate the Agreement in the event of non-payment by Perpetual. ETI affirms that Perpetual is not now, has never been, and shall not for the lifetime of the Agreement be considered to be in default or to have committed a material breach of the contract for not paying royalty fees, license fees, or interest fees on their due dates.

In respect of the spirit and intention of the Agreement, ETI recognizes and endorses in good faith Perpetual’s business plan and marketing and sales strategy. ETI is not concerned about, nor does ETI doubt Perpetual’s ability to pay, any outstanding amounts as referred to in the Agreement. Perpetual has satisfied ETI as to its intentions of repayment, and therefore ETI does not hold any breach to have occurred due to outstanding amounts owing.

The outstanding balance on July 31, 2010, net of payments to ETI and net of patent fees paid on behalf of ETI, is recognized to be comprised of:

Royalty fees (cumulative as of 7/31/10)                 $150,000

Royalty fee interest (cumulative as of 7/31/10)           $4,058

Licensing fees (cumulative as of 7/31/10)               $185,174

Licensing fee interest (cumulative as of 7/31/10)       $43,835

The accumulating interest shall be sufficient consideration for any growing balance resulting from Perpetual’s non-payment.

2.   In the event of termination of the Agreement, ETI agrees to grandfather any and all agreements entered into by PI with respect to the manufacture or sublicense of XYO. All such agreements would be assigned to ETI as the licensor, and all terms and conditions would remain in effect and be completely honored by ETI.

In witness whereof, the Parties have caused this Schedule C: Amendment and Waiver of Default to be executed effective the 31st day of July, 2010.

ETI Technologies Inc.

/s/ Don Jensen_____

(Signature)

Don Jensen, Owner and Proprietor

Date: January 31, 2011_______

Perpetual Industries Inc.

/s/ Brent W. Bedford_______

(Signature)

Brent W. Bedford, President and CEO

Date: February 4, 2011_______